UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Summary of the Transactions

ApiFix Ltd.

On April 1, 2020, OrthoPediatrics Corp. (the "Company") purchased all the issued and outstanding shares of stock of ApiFix Ltd., a private company incorporated under the laws of the State of Israel ("ApiFix"), pursuant to a Share Purchase Agreement (the "Purchase Agreement") among ApiFix, certain controlling shareholders of ApiFix (together with all other shareholders thereof, who have agreed to be bound thereby, collectively, the “Sellers”), and the Sellers’ representative named therein (the “Sellers’ Representative”). ApiFix has developed and manufactures a minimally invasive deformity correction system for patients with Adolescent Idiopathic Scoliosis (AIS) (the “ApiFix System”).

Under the terms of the Purchase Agreement, the Company paid (a) $2 million in cash, and (b) 934,783 shares of its common stock, $0.00025 par value per share (“Common Stock”), representing approximately $35 million (based on a closing share price of $37.63 on April 1, 2020), to the Sellers on April 1, 2020 (the “Closing Date”). The purchase price is subject to a post-closing working capital adjustment.

In addition to the consideration set forth above (the “Closing Purchase Price”), the Company has also agreed to pay as part of the purchase price the following payments (each, an “Anniversary Payment” and, collectively, the “Anniversary Payments”): (i) $13 million on the second anniversary of the Closing Date, provided that such payment will be paid earlier if 150 clinical procedures using the ApiFix System are completed in the United States before such anniversary date; (ii) $8 million on the third anniversary of the Closing Date; and (iii) $9 million on the fourth anniversary of the Closing Date. In addition, to the extent that the product of the Company’s revenues from the ApiFix System for the twelve months ended June 30, 2024 multiplied by 2.25 exceeds the Anniversary Payments actually made for the third and fourth years (or subject to offset as a result of the occurrence of a Reduction Event (as defined below)), the Company has agreed to pay the Sellers the amount of such excess (the “System Sales Payment”). The Anniversary Payments and the Systems Sales Payment may each be made in cash or cash and Common Stock, subject to certain limitations; provided that the Company shall make the determination with respect to Anniversary Payments and the Sellers’ Representative shall make the determination with respect to the Systems Sales Payment, if any.

Notwithstanding the foregoing, in the event that, prior to the fourth anniversary of the Closing Date, the ApiFix System (A) loses its humanitarian device exemption from the United States Food and Drug Administration (the “FDA"), or other approval of the FDA, or its Conformité Européenne mark under European Union legislation, as a result safety events; or (B) experiences an implant failure rate in excess of ten percent (10%) due to breakage, as calculated at the time of each of the Anniversary Payments (each a “Reduction Event”), each of the Anniversary Payments, to the extent still payable by the Company at the relevant time, shall each be reduced up to a total reduction of $15 million.

In addition, if the Company sells a majority of the intellectual property comprising, or embodied in, the ApiFix System to a third party, through a sale of assets, an exclusive license of intellectual property rights, a sale of stock of the Company or otherwise (an “ApiFix Divestiture”), on or before June 30, 2024, then the Company’s obligation to make the payments under the Purchase Agreement shall remain effective; provided that the amount payable (excluding the Closing Purchase Price) shall be the higher of: (a) $45 million less any of the Anniversary Payments already made by the Company (or subject to offset as a result of a Reduction Event (if triggered); and (b) the sum of the second year Anniversary Payment (unless previously paid or subject to offset as a result of a Reduction Event (if triggered)) and the System Sales Payment. In the event of an ApiFix Divestiture, the remaining payments are payable in cash or cash and Common Stock as determined by the Sellers’ Representative.

Vilex Companies

On June 4, 2019, the Company purchased all the issued and outstanding shares of stock of Vilex in Tennessee, Inc., a Tennessee Corporation ("Vilex"), and all of the issued and outstanding membership interests in Orthex, LLC, a Florida limited liability company ("Orthex") for (a) $50 million of cash, as adjusted for estimated working capital, and (b) 245,352 shares of Common Stock. The shares of Common Stock were valued at $40.76 per share. In addition, $3 million of the cash consideration was deposited into escrow for a period of up to twenty (20) months to cover certain indemnification obligations of the Sellers and to secure certain closing adjustments. Orthex and Vilex (together, the "Vilex Companies") are primarily manufacturers of foot and ankle surgical implants, including cannulated screws, fusion devices, surgical staples and bone plates, as well as Orthex Hexapod technology which is used to treat pediatric congenital deformities and limb length discrepancies.

Debt Financing for Acquisition of Vilex Companies

In order to finance a portion of the cash consideration for the acquisition of the Vilex Companies, the Company entered into a First Amendment (the “Amendment”) to its Fourth Amended and Restated Loan and Security Agreement (as so amended, the “Loan Agreement”), with Squadron Capital LLC (“Squadron”), the Company’s largest investor. The Loan Agreement provided for a new $30 million term loan facility (the “Term Loan B”) in addition to the existing $20 million term loan facility (the “Term Loan A”) and $15 million revolving credit facility that were established previously by the Lender. The term loan and revolving credit facilities under the Loan Agreement provide for interest only payments with interest rates equal to the greater of (a) three month LIBOR plus 8.61%, and (b) 10.00%. The Term Loan B, which would have matured no later than May 31, 2020, was paid in full on December 31, 2019 using $25 million received in exchange for the divestiture of the adult product offerings of Vilex and the related Orthex license arrangement (as discussed below), and $5 million from the Squadron revolving credit facility. On January 4, 2020, the Company repaid the $5 million borrowed under the revolving credit facility.

Vilex Divestiture

Because the product line of the Vilex Companies also included adult offerings that were not core to the Company’s pediatrics business, on December 31, 2019, the Company divested substantially all of the assets related to Vilex's adult product offerings to a wholly-owned subsidiary of Squadron in exchange for (i) the $25 million reduction in the amount outstanding under the Term Loan B, and (ii) a cross license arrangement that permits both the Company and the Squadron affiliate to sell the Vilex and Orthex products to certain customers for an indefinite term. As a result of the divestiture, the Company has disclosed Vilex as a discontinued operation within its unaudited proforma condensed combined financial statements.

Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements give effect to the ApiFix acquisition on April 1, 2020 and the Vilex Companies acquisition on June 4, 2019 and include adjustments for the following:

•certain reclassifications to conform historical financial statement presentation of Apifix and the Vilex Companies to that of the Company;

•the proceeds and uses of the Term Loan B and related interest expense;

•application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated consideration transferred for ApiFix of approximately $87 million (approximately $35 million in share consideration based on the closing share price of $37.63 on April 1, 2020) and approximately $60 million of cash consideration, including future milestone and earn-out payments), in exchange for 100% of all outstanding equity securities of ApiFix (there are no outstanding equity securities of ApiFix owned by any person other than the Company as of April 1, 2020) and consideration for the Vilex Companies of approximately $60 million (approximately $10 million in share consideration based on the weighted average trading price during the thirty day trading period ending on May 30, 2019 and approximately $50 million of cash consideration), in exchange for 100% of all outstanding equity securities of the Vilex Companies;

•transaction costs in connection with the acquisition;

•the fair value of the identifiable intangible assets based on valuations using a combination of the income and cost approach, including trademarks/names, patents, internally developed software, customer relationships and non-competition agreements;

•the accretion of the Anniversary and System Sales payments until date of payment; and

•the impact of the divestiture of Vilex.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2019 and the related notes included in the Company's Annual Report on Form 10-K (as adjusted - refer to the Note 3 of the Company's March 31, 2020 Interim Condensed Consolidated Financial statements filed on Form 10-Q), (ii) the historical audited consolidated financial statements of ApiFix and the related notes for the year ended December 31, 2019, which financial statements are filed as Exhibit 99.1, (iii) unaudited condensed combined financial statements of the Vilex

Companies as of and for the three months ended March 31, 2019 and the related notes for the quarterly period ended March 31, 2019, which financial statements are filed as Exhibit 99.2 to the Company's Current Report on Form 8-K/A filed on August 20, 2019, or the Vilex Companies Amendment No. 1, and (iv) the historical audited combined financial statements of the Vilex Companies and the related notes for the years ended December 31, 2018 and 2017, which financial statements are filed as Exhibit 99.1 to the Vilex Companies Amendment No. 1.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical consolidated statement of operations of the Company, the consolidated statement of operations of ApiFix, and the statement of income of the Vilex Companies that are included in the applicable 2019 full year financial statements, giving effect to the acquisitions as if they both had been completed on January 1, 2019. Vilex was divested on December 31, 2019 and its financial results are removed from the condensed combined statement of operations for the year ended December 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical consolidated balance sheets of the Company and ApiFix giving effect to the acquisition as if it had been completed on December 31, 2019.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing effect on the combined results of the Company, ApiFix and the Vilex Companies. The unaudited pro forma condensed combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.

The unaudited pro forma condensed combined financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The acquisition method of accounting is dependent upon certain procedures, such as valuations, appraisals, and discussions and input from the ApiFix and the Vilex Companies management, which have to be performed to obtain the necessary information to recognize the acquired assets and liabilities at fair value.

The value of the total consideration transferred for ApiFix was determined based on (i) the closing share price on April 1, 2020, (2) Anniversary Payments of $13 million, $8 million and $9 million on the second, third and fourth anniversary of the Closing Date, respectively, and (3) forecasted revenues of the ApiFix System for the twelve months ended June 30, 2024 multiplied by 2.25 less the Anniversary Payments made in the third and fourth years following the Closing Date and present valued as of the closing date, the System Sales Payment. The System Sales Payment is estimated to be $41 million, based on management's estimate of ApiFix's future revenue using a monte carlo simulation, less the third and fourth Anniversary Payments. The Anniversary Payments and System Sales Payment are discounted back to the date of acquisition using a discount rate of 10.4% and recorded at their present value. The Anniversary Payments and System Sales Payment may be made in either cash or cash and common stock subject to certain limitations. The value of the total consideration transferred for the Vilex Companies was determined based on a cash payment of $50 million and $10 million of the Company's common stock.

As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined Company’s future results of operations and financial position.

Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined Company’s statement of operations. The final calculation of consideration transferred and the purchase price allocation may be materially different than the preliminary amounts presented in the unaudited pro forma condensed combined financial statements.

OrthoPediatrics Corp.
Unaudited Pro Forma Condensed Balance Sheet
As of December 31, 2019
(In thousands, except per share amounts)

	OrthoPediatrics Corp.	ApiFix Ltd.			Total OrthoPediatrics Corp.
	Historical	Historical	Pro Forma		Pro Forma
	December 31, 2019	December 31, 2019	Acquisition Adjustments		Combined

ASSETS
Current assets:
Cash	$70,777	$840	$(2,067)	4(a)	$69,550
Restricted cash	1,250	—	—		1,250
Accounts receivable, net	16,003	127	—		16,130
Inventories, net	38,000	616	—		38,616
Notes receivable	564	—	—		564
Prepaid expenses and other current assets	1,464	84	—		1,548
Total current assets	$128,058	$1,667	$(2,067)		$127,658
Property and equipment, net	21,349	136	—		21,485
Other assets:
Intangible assets, net of accumulated amortization	14,484	—	32,950	4(b)	47,434
Goodwill	13,773	—	52,821		66,594
Other intangible assets	4,490	3	102	4(c)	4,595
Total other assets	$32,747	$3	$85,873		$118,623
Total assets	$182,154	$1,806	$83,806		$267,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$6,467	$204	$—		$6,671
Accrued compensation and benefits	4,349	—	—		4,349
Current portion of long-term debt with affiliate	124	—	—		124
Other current liabilities	2,723	320	—		3,043
Total current liabilities	$13,663	$524	$—		$14,187
Long-term liabilities:
Long-term debt with affiliate, net of current portion	26,067	—	—		26,067
Operating lease liabilities	63	—	102	4(c)	165
Anniversary payments and sales system payment liabilities	—	—	49,810	4(d)	49,810
Total long-term liabilities	$26,130	$—	$49,912		$76,042
Total liabilities	$39,793	$524	$49,912		$90,229
Stockholders' equity:
Common stock	4	1	(1)	4(e)	4
Additional paid-in capital	271,182	13,903	21,273	4(e)	306,358
Accumulated other comprehensive loss	(3)	—	—		(3)
Accumulated deficit	(128,822)	(12,622)	12,622	4(e)	(128,822)
Total stockholders' equity	$142,361	$1,282	$33,894		$177,537
Total liabilities and stockholders' equity	$182,154	$1,806	$83,806		$267,766

See accompanying notes to unaudited pro forma condensed combined financial information.

OrthoPediatrics Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(In thousands, except per share amounts)

	OrthoPediatrics Corp.	Vilex Companies			ApiFix Ltd					Subtotal OrthoPediatrics Corp.	Pro Forma	Total OrthoPediatrics Corp.
	Historical	Historical			Historical	Pro Forma		Pro Forma		Preliminary Pro Forma	Vilex Divestiture	Pro Forma
	December 31, 2019	January 1 - March 31, 2019		April 1 - June 4, 2019	December 31, 2019	Financing Adjustments		Acquisition Adjustments		Combined	Adjustments	Combined

Net revenue	$72,552	$2,761		$1,749	$503	$—		$—		$77,565	$(2,574)	$74,991
Cost of revenue	17,933	643	2	672	456	—		—		19,704	(885)	18,819
Gross profit	54,619	2,118		1,077	47	—		—		57,861	(1,689)	56,172
Operating expenses:
Sales and marketing	31,284	769		554	717	—		—		33,324	(982)	32,342
General and administrative	26,664	733	2	513	446	—		2,523	5(a)	30,879	(1,154)	29,725
Research and development	5,748	20	2	71	1,732	—		—		7,571	(24)	7,547
Total operating expenses	63,696	1,522		1,138	2,895	—		2,523		71,774	(2,160)	69,614
Operating income (loss)	(9,077)	596		(61)	(2,848)	—		(2,523)		(13,913)	471	(13,442)
Other expenses (income):
Interest expense (income)	3,538	66		69	(33)	8,756	5(b)	(135)	5(b)	12,261	—	12,261
Other expense	70	—		—	19	—		—		89	(486)	(397)
Total other expenses (income)	3,608	66		69	(14)	8,756		(135)		12,350	(486)	11,864
Net income (loss) from continuing operations	$(12,685)	$530		$(130)	$(2,834)	$(8,756)		$(2,388)		$(26,263)	$957	$(25,306)
Net loss from discontinued operations	$(1,046)	$—		$—	$—	$—		$—		$(1,046)	$—	$(1,046)
Net income (loss)	$(13,731)	$530		$(130)	$(2,834)	$(8,756)		$(2,388)		$(27,309)	$957	$(26,352)
Net income (loss) attributable to common stockholders	$(13,731)	$530		$(130)	$(2,834)	$(8,756)		$(2,388)		$(27,309)	$957	$(26,352)
Weighted average common shares - basic and diluted	14,624,194											15,662,495	5(c)
Net loss from continuing operations per share attributable to common stockholders - basic and diluted	$(0.87)											$(1.62)
Net loss from discontinued operations per share attributable to common stockholders - basic and diluted	$(0.07)											$(0.07)
Net loss per share attributable to common stockholders - basic and diluted	$(0.94)											$(1.68)

See accompanying notes to unaudited pro forma condensed combined financial information.

ORTHOPEDIATRICS CORP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

1.Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical consolidated statements of operations of the Company, the combined statements of income of ApiFix and the combined statements of income of the Vilex Companies included in the applicable 2019 full year financial statements, and the internal books and records of ApiFix and the Vilex Companies prepared on a basis consistent with ApiFix and the Vilex Companies' audited financial statements, respectively, giving effect to the Apifix and Vilex Companies acquisitions as if they had been completed on January 1, 2019. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical consolidated balance sheet of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 (as adjusted - refer to the Note 3 of the Company's March 31, 2020 Interim Condensed Consolidated Financial statements filed on Form 10-Q) and ApiFix, giving effect to the acquisition as if it had been completed on December 31, 2019. Substantially all the assets relating to Vilex were divested on December 31, 2019.

The Company's, ApiFix's and the Vilex Companies' historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align the Company's, ApiFix's and the Vilex Companies' financial statement presentation. The Company has not identified all adjustments necessary to conform the ApiFix accounting policies to the Company's accounting policies. There were no material transactions and balances between the Company and ApiFix as of and for the year ended December 31, 2019. There were no material transactions and balances between the Company and the Vilex Companies prior to the acquisition of the Vilex Companies on June 4, 2019.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with the Company considered the acquirer of ApiFix and the Vilex Companies. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of ApiFix and the Vilex Companies based upon management’s preliminary estimate of their fair values at the respective date of acquisition. Any differences between the estimated fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Accordingly, the purchase price allocation for ApiFix and the Vilex Companies and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary.

All amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands, except per share data or as denoted otherwise.

2. Reclassification adjustments

Vilex Companies

During the preparation of these unaudited pro forma condensed combined financial statements, management reviewed the Vilex Companies' financial information to identify differences in accounting policies as compared to those of the Company and differences in financial statement presentation as compared to the presentation of the Company. The Company reclassified $53 of expenses for the year ended December 31, 2019 related to regulatory and research and development from cost of revenue to operating expenses in the unaudited pro forma condensed combined statements of operations to conform with the Company's presentation.

3. Preliminary purchase price allocation

ApiFix

Refer to the table below for the preliminary calculation of estimated value of the consideration transferred for Apfix:

(in thousands, except per share amounts)	NOTE		Amount (Rounded)
Cash consideration:
Cash consideration paid to ApiFix stockholders pursuant to the Purchase Agreement			$2,000
Share consideration:
OrthoPediatrics common shares issued		934,783
Closing share price of OrthoPediatrics on April 1, 2020		$37.63
Estimated value of OrthoPediatrics common shares issued to ApiFix equity holders pursuant to the Purchase Agreement			35,176
Estimated payment of ApiFix transaction related costs			67
Estimated Anniversary Payments and System Sales Payment	(i)		49,810
Preliminary estimated fair value of consideration transferred			$87,053

(i) Per the Purchase Agreement, the Company has agreed to pay as part of the purchase price Anniversary Payments of (a) $13 million on the second anniversary of the Closing Date, provided that such payment will be paid earlier if 150 clinical procedures using the ApiFix System are completed in the United States before such anniversary date; (b) $8 million on the third anniversary of the Closing Date; and (c) $9 million on the fourth anniversary of the Closing Date. In addition, the Company has agreed to pay a System Sales Payment calculated as global ApiFix System revenues for the twelve months ended June 30, 2024 multiplied by 2.25 less the third and fourth Anniversary Payments. The System Sales Payment is estimated to be $41 million, based on management's estimate of ApiFix's future revenue using a monte carlo simulation, less the third and fourth Anniversary Payments. The Anniversary Payments and System Sales Payment are discounted back to the date of acquisition using a discount rate of 10.4% and recorded at their present value. The Anniversary Payments and System Sales Payment may be made in either cash or cash and common stock subject to certain limitations.

The preliminary estimated consideration transferred as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of ApiFix based on their preliminary estimated fair values. The following table sets forth a preliminary allocation of the consideration transferred to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of ApiFix using the ApiFix unaudited combined balance sheet as of April 1, 2020, with the excess recorded to goodwill:

Description	Amount
(in thousands)
Preliminary estimated fair value of consideration transferred	87,053
Assets
Cash and cash equivalents	338
Trade receivables	173
Inventory	660
Prepaid expenses and other current assets	74
Property and equipment	148
Intangible assets	32,950
Operating lease right-of-use asset	102
Total assets	34,445
Liabilities
Accounts payable and accrued liabilities	479
Operating lease liabilities	102
Total liabilities	581
Less: net assets	33,864
Goodwill	53,189

Vilex Companies

Refer to the table below for the preliminary calculation of estimated value of the consideration transferred for the Vilex Companies:

(in thousands, except per share amounts)	NOTE		Amount (Rounded)
Cash consideration:
Cash consideration paid to Vilex and Orthex stockholders pursuant to the equity interest purchase agreement			$40,210
Share consideration:
OrthoPediatrics common shares issued		245,352
Volume weighted average share price of OrthoPediatrics for the 30 days ending on May 30, 2019		$40.76
Estimated value of OrthoPediatrics common shares issued to Vilex and Orthex equity holders pursuant to the equity interest purchase agreement			10,000
Estimated repayment of the Vilex Companies funded indebtedness (including accrued interest)	(i)		6,529
Estimated payment of Vilex Companies transaction related costs			261
Fund escrow and payment of related agent fees	(ii)		3,001
Working capital adjustment			183
Preliminary estimated fair value of consideration transferred			$60,184

(i) Per the equity interest purchase agreement, the Company was required to pay each person to whom either or both of the Vilex Companies owes funded indebtedness as of closing.

(ii) Per the equity interest purchase agreement, $3,000 was deposited into escrow for a period of up to twenty months to cover certain indemnification obligations of the Vilex Companies and to secure certain closing adjustments.

The preliminary estimated consideration transferred as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of the Vilex Companies based on their preliminary estimated fair values. The following table sets forth a preliminary allocation of the consideration transferred to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the Vilex Companies using the Vilex Companies' unaudited combined balance sheet as of June 4, 2019, with the excess recorded to goodwill:

Description	Amount
(in thousands)
Preliminary estimated fair value of consideration transferred	60,184
Assets
Cash	348
Accounts receivable - trade	2,088
Inventories	3,652
Prepaid expenses and other current assets	12
Property and equipment	7,540
Intangible assets	31,180
Operating lease right-of-lease asset	323
Total assets	45,143
Liabilities
Accounts payable and accrued liabilities	563
Operating lease liabilities	323
Deferred tax liability	1,175
Other long-term liabilities	68
Total liabilities	2,129
Less: total net assets	43,014
Goodwill	17,170

4. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(a) Reflects the payment of $2,000 cash consideration paid to the ApiFix shareholders and $67 cash paid for ApiFix transaction costs.

(b) Reflects an adjustment to intangible assets, net based on a preliminary fair value assessment. The ApiFix intangible assets, including trademarks/names, patents, customer relationships and non-competition agreements, have been amortized based on useful lives ranging from 4 to 15 years. Trademarks/names have an indefinite life.

(c) Represents the addition of the ApiFix operating lease right-of-use asset and liability.

(d) Represents Anniversary Payments of (a) $13 million on the second anniversary of the Closing Date, provided that such payment will be paid earlier if 150 clinical procedures using the ApiFix System are completed in the United States before such anniversary date; (b) $8 million on the third anniversary of the Closing Date; and (c) $9 million on the fourth anniversary of the Closing Date. In addition, the Company has agreed to pay a System Sales Payment calculated as global ApiFix System revenues for the twelve months ended June 30, 2024 multiplied by 2.25 less the third and fourth Anniversary Payments. The System Sales Payment is estimated to be $41 million. The Anniversary Payments and System Sales Payment are discounted back to the date of acquisition using a discount rate of 10.4% and recorded at their present value. The Anniversary Payments and System Sales Payment may be made in either cash or cash and common stock subject to certain limitations.

(e) Reflects the removal of the historical ApiFix December 31, 2019 equity balances offset by $35 million of purchase consideration paid via shares at closing.

5. Adjustments to the unaudited pro forma condensed combined statement of operations

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of operations:

(a) General and administrative operating expenses have been adjusted as follows:

Intangible asset amortization

ApiFix

Represents the addition of $1,670 of amortization expense on the newly acquired intangible assets for the year ended December 31, 2019. The newly acquired intangible assets consist of trademarks/names, patents, customer relationships and non-competition agreements and are amortized on estimated useful lives ranging from 4 to 15 years. The trademarks/names have an indefinite life.

Vilex Companies

Represents the removal of $20 of amortization expense on the historical Vilex Companies' intangible assets offset by $1,802 of amortization expense on the newly acquired intangible assets for the year ended December 31, 2019. The newly acquired intangible assets consist of trademarks/names, patents, internally developed software, customer relationships and non-competition agreements and are amortized on estimated useful lives ranging from 5 to 15 years. The trademarks/names have an indefinite life.

Operating lease right-of-use

ApiFix
Additional expenses of $104 were recorded related to the operating lease right-of-use asset amortization recorded as rent expense for the year ended December 31, 2019.

Vilex Companies
Additional expenses of $89 were recorded related to the operating lease right-of-use asset amortization recorded as rent expense for the year ended December 31, 2019.

Transaction costs

One-time transaction costs of $385 incurred by the Vilex Companies and $737 incurred by the Company related to the acquisition of the Vilex Companies were removed in the year ended December 31, 2019. No transaction costs were incurred or adjusted during the year ended December 31, 2019 related to the ApiFix acquisition.

(b) Historical interest expense has been adjusted as follows:

Accretion of the ApiFix Anniversary and System Sales Payments: pro forma financing adjustment

Represents the increased interest expense for the year ended December 31, 2019 of approximately $7,183 related to one year of accretion of the estimated Anniversary and System Sales Payments.

Interest expense on Term Loan A and B: pro forma financing adjustment

Represents the increased interest expense for the year ended December 31, 2019 of approximately $1,588. For the unaudited pro forma condensed combined financial statement, the Company assumes the Term Loan A and B has a weighted average interest rate of 10.94%. Based on the principal amounts of Term Loan B assumed to be issued, a 1/8% increase (decrease) in the annual interest rates on the debt assumed to be issued would cause the net earnings to (decrease) increase for the years ended December 31, 2019 by ($63).

Elimination of historical ApiFix and Vilex Companies interest expense - pro forma acquisition adjustment

Represents the elimination of interest expense on the existing Vilex Companies loans which were paid in full with the acquisition proceeds, decreasing interest expense by $135 for the year ended December 31, 2019. This was offset by the elimination of the ApiFix interest income of $15 for the year ended December 31, 2019.

(c) The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of the Company plus shares issued as part of the acquisition. Contingently issuable and convertible equity shares were excluded from the calculation of diluted net loss per share because their effect would have been ant-dilutive for all periods presented. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of the Company's common stock and the share impact of the acquisitions. The 103,518 incremental shares in the year ended December 31, 2019 gives effect to the 245,352 shares issued as consideration for the purchase of the Vilex Companies as if they had been issued on January 1, 2019 as opposed to June 4, 2019.

Pro forma basic weighted average shares	Year Ended December 31, 2019
Historical OrthoPediatrics weighted average shares outstanding - basic and diluted	14,624,194
Shares of OrthoPediatrics common stock issued to ApiFix equity holders pursuant to the acquisition	934,783
Shares of OrthoPediatrics common stock issued to Vilex Companies equity holders pursuant to the acquisition	103,518
Pro forma weighted average shares - basic and diluted	15,662,495